Exhibit 10.5

July 1, 2009

By Hand Delivery

Mr. Alexis Borisy

Dear Alexis:

As you have been notified, your employment with CombinatoRx, Incorporated (the “Company”) as its President and CEO will terminate, effective as of July 1, 2009 (the “Separation Date”). The purpose of this letter is to confirm the agreement between you and the Company concerning your severance arrangements (the “Agreement”), as follows:

1. Final Salary, Vacation Pay and Pay in Lieu of Notice.

(a) On the Separation Date, you will receive a check constituting all salary due to you through the Separation Date in addition to pay for the five (5) days of unused vacation accrued by you as of the Separation Date as reflected on the books of the Company.

(b) By no later than July 6, 2009, the Company shall pay to you the equivalent of 60 days of your Base Salary in lieu of notice of your termination other than for Cause.

2. Consulting Arrangement. You and the Company have agreed that, on the date following the Separation Date, you will commence the performance of consulting services for the Company under the terms of that certain Consulting Agreement dated July 1, 2009 between you and the Company (the “Consulting Agreement”), a copy of which is attached hereto as Exhibit A.

3. Severance Benefits. In consideration of your acceptance of this Agreement and your continuing compliance with your obligations hereunder, the Company will provide you the following severance pay and benefits:

(a) In accordance with the terms of the First Amended Employment, Confidentiality and Non-Competition Agreement between you and the Company dated July 1,

2004 as amended on December 12, 2008 (the “Employment Agreement”), the Company will pay you $932,500, constituting twenty-four months of your base salary at the rate in effect as of the Separation Date, less applicable taxes and withholdings, payable in a single lump sum, on July 6, 2009.

(b) If you are enrolled in the Company’s medical and dental plans on the Separation Date, subject to your eligibility to continue such participation under applicable law and plan terms, the Company will pay 100% of the premium cost of your continued participation in such plans for a period of up to twenty-four (24) months from the Separation Date.

(c) All options that you hold to purchase shares of the Company’s common stock pursuant to the terms of the Company’s 2000 Stock Option Plan, as amended, or the 2004 Amended and Restated Incentive Plan (either being the “Plan”) that have not vested as of the Separation Date shall be deemed to have vested on the Separation Date and, subject to the terms of the applicable Plan, you shall have twenty-four (24) months from the Separation Date to exercise all or any portion of such options, provided that in no event may the exercise date extend beyond the original maximum term of the option.

(d) The restrictions with respect to 100% of any restricted shares of the Company’s common stock that you may hold pursuant to the terms of the Plan that have not vested as of the Separation Date shall lapse as of the Separation Date.

(e) Subject to the terms of the Retention Bonus letter agreement between you and the Company dated December 12, 2008 (the “Retention Letter”), the Company shall pay you a lump sum amount of $150,000, less applicable deductions and withholdings on July 6, 2009.

(f) Your participation in all other employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans, as amended from time to time. Among other things, you will not continue to earn vacation or other paid time off after the Separation Date.

4. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.

5. Acknowledgement of Full Payment. You acknowledge and agree that the payments provided under paragraph 1 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you.

6. Confidentiality and Non-Disparagement. You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. You also agree that you will not disparage or criticize the Company, its business, its management or its products, and that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm its interests or reputation.

7. Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control. Further, you represent and warrant that you have not retained any copy of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). Recognizing that your employment with the Company has ended, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system. Notwithstanding the foregoing, you and the Company agree that you may retain such property and maintain access as you and the Company agree is necessary to permit the performance of your obligations under the Consulting Agreement.

8. Release of Claims.

(a) In exchange for the severance pay and benefits provided you under this Agreement, to which you would not otherwise be entitled absent your execution of this Agreement, you, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have against the Company, any of its Affiliates, and/or all persons related thereto, including, without limitation, any and all causes of action, rights or claims in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, Mass. Gen. Laws Chapter 151B, or any other federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Company and its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise. This is a general release of all of your legally waivable claims, including but not limited to all of your claims arising under the Employment Agreement or the Retention Letter.

(b) This Agreement, including the release of claims set forth in the paragraph immediately above, creates legally binding obligations and the Company therefore advises you to consider it carefully. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in the first sentence of paragraph 6 above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(c) This release does not include any claim which, as a matter of law, cannot be released by private agreement or that arises after the effective date of this Agreement. Nor does this release prohibit or bar you from providing truthful testimony in any legal proceeding, or from cooperating with, or making truthful disclosures to any governmental agency charged with the enforcement of any employment laws. Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement, you agree to release and waive your right (if any) to any monetary damages or other recovery (including, without limitation, attorneys’ fees) as to such claims, including any claims brought on your behalf, either individually or as part of a collective action, by any governmental agency or other third party.

9. Litigation and Regulatory Cooperation. You agree to reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. You shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company pursuant to the Employment Agreement. You further agree that you shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against the Company or any of its directors, officers, shareholders or employees or that is undertaking any investigation or review of any of their activities or practices; provided, however, that you may participate in or otherwise assist in any investigation or inquiry conducted by the United States Equal Employment Opportunity Commission or the Massachusetts Commission Against Discrimination. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 9.

10. Acknowledgement of Continuing Obligations to the Company. You acknowledge that you have continuing obligations to the Company pursuant to the terms of Sections 7, 8, 9 and 10 of the Employment Agreement that survive notwithstanding the termination of your employment by the Company. You hereby acknowledge those continuing obligations and agree to abide by them.

11. Miscellaneous.

(a) This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the following, which shall remain in full force and effect in accordance with their respective terms: (i) your continuing obligations to the Company as set forth in Sections 7, 8, 9 and 10 of the Employment Agreement, (ii) the Company’s obligations to you, if any, under the terms set forth in Section 5(g)(ii) of the Employment Agreement; (iii) the Consulting Agreement, and (iv) your and the Company’s rights and obligations under any plan or agreement with respect to the securities of the Company (including, without limitation, under any grant agreement or the Plan).

(b) If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c) You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

(d) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the SVP, General Counsel of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(e) The obligation of the Company to make payments to you or on your behalf under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement, including those under paragraphs 7, 8, 9 and 10 of the Employment Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within five (5) days of the date you received it. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

COMBINATORX, INCORPORATED

By:	/s/ Jason F. Cole
Jason F. Cole
Senior Vice President and General Counsel

Accepted and agreed:

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Signature:	/s/ Alexis Borisy
Date:	July 1, 2009